                            ASSET PURCHASE AGREEMENT


     ASSET PURCHASE AGREEMENT, dated as of the 1st day of April, 1997, by and among COAST FLORIDA P.A., a Florida professional association ("P.A."), COAST DENTAL SERVICES, INC., a Delaware corporation ("Coast") (P.A. and Coast are sometimes collectively referred to herein as "Buyer"), WEST COAST DENTAL, P.A., a Florida professional association ("Seller"), and LAURENCE E. FENDRICH, D.M.D., an individual ("Fendrich").

                              W I T N E S S E T H:

     WHEREAS, Seller is a professional dental practitioner which owns and operates two (2) dental practices located at 1115 62nd Avenue North, St. Petersburg, Florida 33702 and at 9721 U.S. Highway 19, Port Richey, Florida 34668 (the "Practice");

     WHEREAS, Fendrich is an individual residing at 16406 Millan de Avila, Tampa, Florida 33613 who is licensed to practice dentistry in the State of Florida and owns all of the issued and outstanding shares of capital stock of Seller;

     WHEREAS, Coast offers comprehensive facilities, management assistance, a uniform operational system and other services to professional dental practitioners with its principal place of business at 6200 Courtney Campbell Causeway, Suite 690, Tampa, Florida 33607;

     WHEREAS, P.A. is a professional dental practitioner with its principal place of business at 6200 Courtney Campbell Causeway, Suite 690, Tampa, Florida 33607; and

     WHEREAS, Buyer desires to acquire from Seller and Seller desires to sell to Buyer substantially all of the assets of the Practice upon the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the respective covenants, representations, warranties and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                         ARTICLE I - PURCHASE AND SALE

     1.1 Sale of Assets. At the Closing (as defined in Section 2.1 hereof) Seller shall (a) grant, sell, convey, assign, transfer and deliver to Coast, upon and subject to the terms and conditions of this Agreement, all right, title and interest of Seller in and to substantially all of the assets, properties and rights of Seller constituting the Practice or used therein (except for Excluded Assets (as defined in Section 1.1.2), patient lists, patient records and rights under employment contracts with dentists) as set forth on SCHEDULE 1.1 annexed hereto and made a part





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hereof (which assets are sometimes referred to herein as the "Non-Professional
Assets"); and (b) grant, sell, convey, assign, transfer and deliver to P.A., upon and subject to the terms and conditions of this Agreement, all right, title and interest of Seller in and to Seller's complete patient lists, including names, addresses and telephone numbers, patient records and Seller's right, title and interest in and to all employment contracts with dentists employed primarily at the Practice (which assets are sometimes referred to herein as the "Professional Assets" and, together with the Non-Professional Assets, are collectively referred to as the "Assets"). All Assets shall be free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever.

     1.1.1 Included Assets. The Assets shall include, without limitation, the following assets, properties and rights of Seller used directly or indirectly in the conduct of, generated by or constituting the Practice, except as otherwise expressly set forth in Section 1.1.2 hereof:

           (a) all machinery, equipment, tools, furniture, furnishings, improvements, goods, and other tangible personal property;

           (b) all inventory;

           (c) all supplies;

           (d) all leases (including rights to any security deposits with respect to such leases), leasehold improvements and fixtures;

           (e) all prepaid items, notes and unbilled fees;

           (f) to the extent permitted by applicable law, all rights under any written or oral contract, agreement, plan, instrument, registration, license, certificate of occupancy, other permit or approval of any nature, or other document, commitment, arrangement, undertaking, practice or authorization;

           (g) all rights under any patents, trademarks, servicemarks, tradenames or copyrights, whether registered or unregistered, and any applications therefor;

           (h) all data bases used in the Practice or under development owned by Seller and to the extent assignable if under license from third parties;

           (i) all rights arising before or after the Closing, including without limitation all rights under express or implied warranties relating to the Assets;

           (j) the name "West Coast Dental"; and


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           (k) all information, files, records, data, plans, contracts and recorded knowledge, including patient and supplier lists, employee records and patient records related to the foregoing and the operation of the Practice.

     1.1.2 Excluded Assets. Notwithstanding the foregoing, the Assets shall not include any of the following:

           (a) cash on hand or on account and cash equivalents;

           (b) the corporate seals, certificates of incorporation, minute books, stock books, tax returns, books of account or other records having to do with the organization of Seller as a professional association;

           (c) any employee loans or advances;

           (d) the rights to any of Seller's claims for any federal, state, local or foreign tax refunds or worker's compensation refunds;

           (e) all accounts receivable; and

           (f) the rights which accrue or will accrue to Seller under this Agreement.

     1.2   The Purchase Price.

           1.2.1 Purchase Price. The total purchase price to be paid by Buyer to Seller for the Assets and the execution by Fendrich of the Covenant Not to Compete described in Section 2.2(b)(i) hereof, is One Million One Hundred Forty Thousand Dollars ($1,140,000.00) (the "Purchase Price"). The Purchase Price shall be payable as follows:

           (a) Coast shall deliver to Seller at the Closing the sum of Seven Hundred Fifty Thousand Dollars ($750,000) by certified check for the purchase of a portion of the Non-Professional Assets; and

           (b) Coast shall deliver to Seller at the Closing one (1) promissory note in the principal amount of One Hundred Thirty Thousand Dollars ($130,000) in the form annexed hereto and made a part hereof as SCHEDULE 1.2.1(B) for the purchase of the remainder of the Non-Professional Assets and as partial consideration for the entry by Fendrich into the Covenant Not to Compete (the "Coast Note"); and

           (c) P.A. shall deliver to Seller at the Closing one (1) promissory note in the principal amount of Two Hundred Sixty Thousand Dollars ($260,000) in the form



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      annexed hereto and made a part hereof as SCHEDULE 1.2.1(C) for the purchase of the Professional Assets and as partial consideration for the entry by Fendrich into the Covenant Not to Compete (the "P.A. Note") (the Coast Note and the P.A. Note are together referred to as the "Notes").

     1.2.2 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets as set forth on SCHEDULE 1.2.2 annexed hereto and made a part hereof. Each of Seller, Coast and P.A. hereby covenants and agrees that he or it will not take a position that is in any way inconsistent with the terms of this Section 1.2.2 on any income tax return, before any governmental agency charged with the collection of any income tax or in any judicial proceeding.

     1.3 Assumption of Certain Liabilities and Contracts. From and after the Closing Date, Buyer agrees to assume responsibility for the performance of the contracts which are listed on SCHEDULE 1.3 attached hereto and made a part hereof, required to be performed after the Closing Date; provided, however, that Buyer shall have no responsibility to perform under any contracts to the extent not disclosed hereunder. Buyer shall not assume any other responsibility or liability of any kind for any of the debts, obligations, liabilities, expenses, taxes, contracts or commitments of Seller, whether accrued or unaccrued, absolute or contingent, mature or unmature or otherwise.

                  ARTICLE II - CLOSING, ITEMS TO BE DELIVERED,
                  THIRD PARTY CONSENTS AND FURTHER ASSURANCES

     2.1 Closing. The closing (the "Closing") of the sale and purchase of the Assets shall take place as of April 1, 1997 on April 4, 1997, at the offices of Shumaker, Loop & Kendrick, 101 East Kennedy Boulevard, Suite 2800, Tampa, Florida or at such other location as the parties shall mutually agree. The date of the Closing is sometimes herein referred to as the "Closing Date."

     2.2 Items to be Delivered at Closing. At the Closing and subject to the terms and conditions herein contained:

     (a) Seller shall deliver to Buyer the following:

                 (i) such bills of sale with warranties as to title,
            assignments, endorsements and other good and sufficient instruments and documents of conveyance and transfer as shall be necessary and effective to transfer and assign to and vest in Buyer all of Seller's right, title and interest in and to the Assets, including without limitation (A) good and valid title in and to all of the Assets owned by Seller, (B) good and valid leasehold interests in and to all of the Assets



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            leased by Seller as lessee, and (C) all of Seller's rights under all agreements, contracts, commitments, instruments and other documents included in the Assets to which Seller is a party or by which he has rights on the Closing Date including those Bills of Sale in the forms annexed hereto and made a part hereof as SCHEDULE 2.2(A);

                 (ii) original instruments of consent or waiver duly executed by third parties with respect to any contracts, agreements, leases or other rights or obligations being transferred to Buyer hereunder and requiring a consent or waiver therefore;

                 (iii) duly executed UCC-3 termination statements evidencing the release of any and all liens upon any of the Assets held by any person or entity;

                 (iv) a duly executed Assignment of Lease in the form annexed hereto and made a part hereof as SCHEDULE 2.2(B) for each location of the Practice (the "Assignments of Leases"); and

                 (v) such other certificates and documents as Buyer or its
            counsel may reasonably request.

            (b) Fendrich shall deliver to Buyer the following:

                 (i) a duly executed Covenant Not to Compete in the form
            annexed hereto and made a part hereof as SCHEDULE 2.2(C) (the "Non-Compete Agreement"); and

                 (ii) such other certificates and documents as Buyer or its counsel may reasonably request.

Simultaneously with delivery of the items set forth in subsections (a) and (b) of this Section 2.2, Seller shall take all such steps as may be required to put Buyer in actual possession and operating control of the Assets.

     (c) Buyer shall deliver to Fendrich the following:

                 (i)   the portion of the Purchase Price due at Closing;

                 (ii)  the Notes;

                (iii)  a duly executed Non-Compete Agreement;



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                (iv)   duly executed Assignments of Leases; and

                (v) such other certificates and documents as Seller, Fendrich or their counsel may reasonably request.

     2.3 Assignment of Assets. Notwithstanding anything to the contrary contained in this Agreement, to the extent that the sale or assignment of an Asset requires the consent of a third party and such consent shall not have been obtained prior to the Closing, Seller shall (i) use its reasonable best efforts to obtain such consent as promptly as practicable after the Closing and
(ii) cooperate with Buyer in any mutually agreeable arrangement to provide to Buyer the benefit of the use of such Asset pending such consent.


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     2.4 Further Assurances. Seller and Fendrich, from time to time after the
Closing and at Buyer's request, will execute, acknowledge and deliver to Buyer such other instruments of conveyance and transfer and will take such other actions as Buyer may reasonably require in order to vest more effectively in Buyer, or to put Buyer more fully in possession of, any of the Assets. Each of the parties hereto will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

                  ARTICLE III - REPRESENTATIONS AND WARRANTIES

     3.1 Representations and Warranties of Seller . Seller and Fendrich hereby jointly and severally represent and warrant to Buyer that, except as set forth on the Schedules attached hereto and made a part hereof, each of which exceptions shall specifically identify and be limited to the relevant subsection hereof to which it relates and shall be deemed to be a representation and warranty as if made hereunder:

           (a) Legal Power and Enforceable Obligations. Seller is a professional association duly organized, validly existing and in good standing under the laws of the State of Florida. Seller has the power, authority and legal right to own, lease and operate the Assets, to conduct the Practice as currently conducted, and to execute, deliver and perform this Agreement. This Agreement and all the other documents and instruments required to be delivered by Seller and Fendrich in accordance with the provisions hereof have been, or upon their execution and delivery will have been, duly executed and delivered on behalf of Seller and Fendrich and constitute, or will constitute, the legal, valid and binding obligation of Seller and Fendrich, enforceable against Seller and Fendrich in accordance with their respective terms.

           (b) Validity of Contemplated Transactions. To the best of Seller's and Fendrich's knowledge after reasonable investigation, the execution, delivery and performance of this Agreement by Seller and Fendrich do not and will not violate, conflict with or result in the breach of any material term, condition or provision of, or require the consent of any other person under (i) any existing law, ordinance, or governmental rule or regulation to which Seller is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Seller,
      (iii) the Articles of Incorporation or By-laws of Seller or (iv) any mortgage, indenture, agreement, contract, commitment, lease (except for the lease described in SECTION 3.1(P) hereof, the assignment of which requires the consent of the lessor thereunder), plan or other instrument, document or understanding, oral or written, to which Seller or Fendrich is a party, by which Seller or Fendrich may have rights or by which any of the Assets may be bound or affected, or




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      give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of Seller thereunder. No authorization, approval or consent of, and no filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery or performance of this Agreement by Seller or Fendrich or the sale to Buyer of the Assets.

           (c) No Third Party Options. There are no existing agreements with, options or commitments to or rights of any person to acquire any of the Assets or any interest therein.

           (d) Condition of Tangible Assets. All facilities, equipment and other material items of tangible property and assets included in the Assets are in good operating condition and repair, subject to normal wear and maintenance, are usable in the regular and ordinary course of business and, to the best of Seller's and Fendrich's knowledge after reasonable investigation, conform to all applicable laws, ordinances, codes, rules and regulations relating to their construction, use and operation.

           (e) Absence of Undisclosed Liabilities. Neither Seller nor Fendrich have any liabilities or obligations with respect to the Practice, either direct or indirect, matured or unmatured or absolute, contingent or otherwise, except those liabilities incurred, consistently with past business practice, in or as a result of the normal and ordinary course of business or except for those liabilities disclosed in SCHEDULE 1.3 hereof. For purposes of this Agreement, the term "liabilities" shall include, without limitation, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured.

           (f) Title to Assets; Required Approvals. Seller has and shall transfer to Buyer at the Closing good, valid and marketable title to all of the Assets being sold and transferred hereunder, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and other encumbrances and defects of title of any nature whatsoever. No consent, approval, waiver or authorization is required to be obtained by Seller from any third party with respect to the assignment to Buyer of any contract, agreement, lease, or other right or obligation of Seller other than the HMO and PPO contracts and those leases the failure of which to obtain would not, individually or in the aggregate, have a material adverse effect upon the conduct of the Practice. Seller and Fendrich shall use their reasonable best efforts to obtain all such consents, approvals, waivers and authorizations.

           (g) Taxes. Seller has filed all tax returns and forms required to be filed, and has paid in full all taxes, estimated taxes, interest, penalties, assessments and deficiencies



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      which have become due, or will do so prior to the Closing Date. Such returns and forms are true and correct in all material respects, and Seller is not required to pay any other tax except as shown on such returns. Seller is not a party to any pending action or proceeding and, to Seller's knowledge, there is no action or proceeding threatened by any government or authority against Seller for the assessment or collection of any tax and no resolved claim for assessment or collection of any tax has been asserted against Seller. There is no pending proceeding to reduce the assessed valuation of any portion of the Assets. Seller has delivered to Buyer a true and complete copy of his tax return for the years ended December 31, 1995 and 1996 together with all notes and schedules filed therewith. Such tax returns fairly present the revenues and expenses of Seller for the periods covered thereby.

           (h) Absence of Changes. Since December 31, 1996, neither Seller nor Fendrich with respect to the Practice has:

                 (i) incurred any liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any lien or encumbrance, or paid any liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to Seller or any of his assets or properties;

                 (ii) sold, encumbered, assigned or transferred any assets or properties;

                 (iii) created, incurred, assumed or guaranteed any
            indebtedness for money borrowed, or mortgaged, pledged or subjected any of the Assets to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever;

                 (iv) made or suffered any amendment or termination of any
            material agreement, contract, commitment, lease or plan to which he is a party or by which he is bound, or canceled, modified or waived any substantial debts or claims held by him or waived any rights of substantial value, whether or not in the ordinary course of business;

                 (v) suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the Practice and its related operations, assets, properties, prospects or condition (financial or otherwise) or suffered any repeated, recurring or prolonged shortage, cessation or interruption of supplies or utility or other services required to conduct the Practice;



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                 (vi) suffered any material adverse change in the Practice and its related operations, assets, properties, prospects or condition (financial or otherwise);

                 (vii) received notice or had knowledge of any actual or
            threatened labor trouble, strike or other occurrence, event or condition of any similar character which has had or might have an adverse effect on the Practice or its related operations, assets, properties, prospects or condition (financial or otherwise) other than the resignation of Dr. Siamak Rafieiank;

                 (viii) increased or decreased the salaries or other
            compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of his employees or made any increase in, or any addition to, other benefits to which any of his employees may be entitled other than in the ordinary course of business consistent with past practice;

                 (ix) changed any of the accounting principles followed by him or the methods of applying such principles; or

                 (x) entered into any transaction other than in the ordinary course of business consistent with past practice.

           (i) Financial Statements. Seller has delivered to Buyer unaudited statements of revenues and expenses and statements of assets, liabilities and equity for each of the fiscal years ended December 31, 1995 and 1996 (collectively, the "Unaudited Financial Statements"). The Unaudited Financial Statements, including the notes thereto, have been prepared on an income tax basis consistently applied by Seller in accordance with past practice throughout the periods indicated. The Unaudited Financial Statements fairly present the financial condition and results of operation, revenues, expenses, retained earnings, assets, liabilities and equity of Seller as at the respective dates and for the periods indicated.

           (j) Compliance with Law; Authorizations. To the best of Seller's and Fendrich's knowledge after reasonable investigation, Seller and Fendrich have complied in all material respects with, and are not in any material violation of, any law, ordinance or governmental or regulatory rules or regulations, whether federal, state, local or foreign, to which Seller and the Practice and its related operations, assets or properties are subject ("Regulations"). Seller and Fendrich own, hold, possess or lawfully use in the operation of the Practice all franchises, licenses, permits, easements, rights, applications, filings, registrations and other authorizations ("Authorizations") which are material for them to conduct the Practice as currently conducted or for the ownership and use of the assets owned or used by Seller in the conduct of the Practice, free and clear of all liens, charges, restrictions and encumbrances and in compliance with all Regulations.



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      All such Authorizations are listed and described in SCHEDULE 3.1(J).
      Neither Seller nor Fendrich are in default, nor have they received any notice of any claim of default, with respect to any such Authorization. All such Authorizations are renewable by the party to whom issued by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees. None of such Authorizations will be adversely affected by the consummation of the transactions contemplated hereby.

           (k) Litigation. No litigation, including any arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority is pending or, to the best knowledge of Seller and Fendrich, threatened against Seller, Fendrich or relates to the Assets or the transactions contemplated by this Agreement, or the Collateral Agreement, nor does Seller or Fendrich know of any reasonably likely basis for any such litigation, arbitration, investigation or proceeding, the result of which could adversely affect Seller, Fendrich, the Assets or the transactions contemplated hereby or thereby. Neither Seller nor Fendrich are a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which may adversely affect Seller, Fendrich, the Assets or the transactions contemplated hereby.

           (l) Labor Matters. Seller has not suffered any strike, slowdown, picketing or work stoppage by any union or other group of employees affecting the Practice. Seller is not a party to any collective bargaining agreement, no such agreement determines the terms and conditions of employment of any employee of Seller, no collective bargaining agent has been certified as a representative of any of the employees of Seller, and no representation campaign or election is now in progress with respect to any of the employees of Seller. To the best of Seller's and Fendrich's knowledge after reasonable investigation, Seller has complied and is in compliance in all material respects with all laws and regulations relating to the employment of labor, including, without limitation, provisions relating to wages, hours, collective bargaining, occupational safety and health, equal employment opportunity and the withholding of income taxes and social security contributions. Seller has paid his employees all wages, commissions and accruals for earned vacation, personal days and sick leave owing through the Closing Date. The consummation of the transactions contemplated hereby will not cause Buyer to incur or suffer any liability relating to, or obligation to pay, any severance, termination or other payment to any person or entity and any such claim made against Buyer for reason of any termination or separation of any employee on or before Closing, or otherwise resulting from the sale of the Assets pursuant to this Agreement, shall be the sole responsibility of Seller. No employee of Seller has any contractual right to continued employment by Seller following the consummation of the sale of the Assets pursuant to this Agreement and Buyer shall be free to offer employment to such employees of Seller as Buyer may



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

      determine and on such terms and conditions as Buyer may determine. Set forth in SCHEDULE 3.1(L) is an accurate and complete list of all employees employed by Seller in the Practice showing as to each the nature of the employee's job, years of service, the amount or rate of compensation, all accruals of vacation, personal days, sick leave, and any other benefits due the employee and other matters which may be reasonably required by Buyer.

           (m) Necessary Assets. The Assets include all rights and property necessary to the conduct of the Practice by Buyer in the manner it is presently conducted by Seller and no property excluded from the Assets hereof constitutes property or rights material to the Practice.

           (n) Availability of Documents. Seller has made available to Buyer copies of all documents including, without limitation, all agreements, contracts, commitments, insurance policies, leases, plans, instruments, undertakings, authorizations, permits, licenses, trademarks, tradenames, service marks and applications therefor listed in this Agreement or in the Schedules to this Agreement. Such copies are true and complete and include all amendments, supplements and modifications thereto or waivers currently in effect thereunder.

           (o) Conditions Affecting Seller. There is no fact, development or threatened development with respect to the markets, products, services, clients, patients, facilities, personnel, vendors, suppliers, operations, assets or prospects of the Practice which are known to Seller or Fendrich which would materially adversely affect the Practice or the operations, prospects or condition (financial or otherwise) of Seller considered as a whole, other than such conditions as may affect as a whole the economy generally. Seller and Fendrich have used their best efforts to keep available for Buyer the services of the employees, agents, patients and suppliers of Seller active in the conduct of the Practice. Except as disclosed in SECTION 3.1(H)(VII), neither Seller nor Fendrich have any reason to believe that any loss of any employee, agent, patient or supplier or other advantageous arrangement will result because of the consummation of the transactions contemplated hereby.

           (p) Real Property. All real property (including, without limitation, all interests in and rights to real property) and improvements located thereon which are owned or leased by Seller and used in connection with the Practice or included in the Assets (the "Real Property") is listed on
      SCHEDULE 3.1(P). The use and operation of the Real Property is in compliance in all material respects with all applicable building code, environmental, zoning and land use laws, and other applicable local, state and federal laws and regulations. No portion of the Real Property is the subject of, or affected by, any condemnation or eminent domain proceeding or any covenant or other restriction



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      preventing or limiting Seller's right to convey right, title and interest in the Real Property or to use the Real Property for the various purposes for which the Real Property is currently being used. Each lease with respect to the Real Property is in full force and effect and has not been assigned, modified, supplemented or amended. Neither Seller nor the landlord under any lease is in material default of the terms of any such lease and, to Seller's knowledge, no circumstances or state of facts currently exist which, with the giving of notice or the passage of time or both would permit the landlord under any lease to terminate such lease.

           (q) Completeness of Disclosure. Neither this Agreement, nor any Schedule, Exhibit, list, certificate or other instrument or document furnished by Seller to Buyer pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact required to be stated herein or therein or necessary to make the statements and information contained herein or therein not misleading. Seller has not failed to disclose to Buyer any event, condition or fact which Seller knows, or has reasonable grounds to know, may materially adversely affect the Assets or the operations, prospects or condition (financial or otherwise) of the Practice.

     3.2 Representations and Warranties of Buyer. P.A. and Coast hereby jointly and severally represent and warrant to Seller as follows:

           (a) Corporate Existence.

                 (i) P.A. is a professional association duly organized, validly existing and in good standing under the laws of the State of Florida.

                 (ii) Coast is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

           (b) Corporate Power and Authorization. Each of P.A. and Coast have the power, authority and legal right to execute, deliver and perform this Agreement and this Agreement constitutes the legal, valid and binding obligations of P.A. and Coast enforceable against P.A. and Coast in accordance with its terms. Coast has the power, authority and legal right to execute, deliver and perform the Coast Note and the Coast Note constitutes the legal, valid and binding obligation of Coast enforceable against it in accordance with its terms. P.A. has the power, authority and legal right to execute, deliver and perform the P.A. Note and the P.A. Note constitutes a legal, valid and binding obligation of P.A. enforceable against P.A. in accordance with its terms.

           (c) Validity of Contemplated Transactions. The execution, delivery and performance of this Agreement by Buyer and the Note by Coast, do not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other party under (i) any existing law, ordinance, or governmental rule or regulation to which Buyer is subject,
      (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Buyer, (iii) the Certificate of Incorporation or By-Laws of Coast, (iv) the Articles of Incorporation or By-Laws of P.A., or (v) any mortgage, indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which Buyer is a party or by which Buyer is otherwise bound. No authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery and performance of this Agreement by Buyer.

           (d) Completeness of Disclosure. Neither this Agreement, nor any Schedule, Exhibit, list, certificate or other instrument or document furnished by Buyer to Seller pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact required to be stated herein or therein or necessary to make the statements and information contained herein or therein not misleading.

                ARTICLE IV - CONDITIONS PRECEDENT TO THE CLOSING

     4.1 Conditions Precedent to Buyer's Obligations. All obligations of Buyer under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

           (a) Compliance with this Agreement. Seller shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by him prior to the Closing.

           (b) Due Diligence. Buyer shall have completed to its satisfaction a due diligence review of Seller, the Practice and the Assets, which shall include verification that the Practice has been run in the ordinary course since December 31, 1996, and that the Assets, liabilities, obligations, revenues, vendor relations and patient relations of Seller are as represented to and anticipated by Buyer. Seller agrees to cooperate and make available to Buyer and Buyer's employees and accountants, all of Seller's books and records and to make available Seller's officers, employees and agents in assisting Buyer to complete its due diligence investigations. Buyer may conduct its due diligence investigations from the date first above written to, and including, the Closing Date.

           (c) No Adverse Changes. No change other than as contemplated or permitted by this Agreement, or other than in the ordinary course, shall have occurred with respect to the business, operations, prospects or condition (financial or otherwise) of the Practice or any of the Assets, which shall have been material and adverse to Seller.

           (d) Consents and Approvals. Buyer shall have received those written consents and approvals necessary or desirable for the transfer of the Assets to Buyer.

           (e) Removal of Liens. Seller shall have obtained valid, binding and enforceable releases, satisfactions and discharges of all liens, charges and encumbrances affecting the Assets.

           (f) Non-Compete Agreement. Fendrich shall have entered into the Non-Compete Agreement.

           (g) Assignments of Leases. Seller and each landlord leasing office space used for the Practice shall have entered into a duly executed Assignment of Lease.

     4.2 Conditions Precedent to Seller's and Fendrich's Obligations. All obligations of Seller and Fendrich under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

           (a) Compliance with this Agreement. Buyer shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

           (b) The Notes.  Buyer shall have entered into the Notes.

           (c) Assignments of Leases. Buyer shall have entered into the Assignments of Leases.

     4.3 Risk of Loss Prior to Closing. The risk of any loss, destruction or other damage to the Assets, other than ordinary wear and tear, prior to the completion of the Closing, shall be solely that of Seller.

                          ARTICLE V - INDEMNIFICATION

     5.1 Indemnification Obligation of Seller. From and after the Closing, Seller and Fendrich will reimburse, indemnify and hold harmless Buyer and its successors and assigns (an "Indemnified Buyer Party") against and in respect of:

           (a) any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by any Indemnified Buyer Party that result from, relate to or arise out of:

                 (i) any and all liabilities and obligations of Seller or
            Fendrich of any nature whatsoever not disclosed in this Agreement and expressly assumed by Buyer;

                 (ii) any and all actions, suits, claims, or legal,
            administrative, arbitration, governmental or other proceedings or investigations against any Indemnified Buyer Party that relate to Seller or the Practice in which the principal event giving rise thereto occurred prior to the Closing Date or which result from or arise out of any action or inaction of Seller or any employee, agent, representative or subcontractor of Seller prior to the Closing Date; or

                 (iii) any misrepresentation, breach of warranty or
            nonfulfillment of any agreement or covenant on the part of Seller or Fendrich under this Agreement or from any misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to Buyer pursuant hereto or in connection with the negotiation, execution or performance hereof; and

           (b) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses and court costs) incident to any of the foregoing or to the enforcement of this Section 5.1.

     5.2 Indemnification Obligation Of Buyer. From and after the Closing, Buyer will reimburse, indemnify and hold harmless Seller, Fendrich and their respective successors or assigns (an "Indemnified Seller Party") against and in respect of:

           (a) any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by any Indemnified Seller Party that result from, relate to or arise out of (i) any misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant on the part of Buyer under this Agreement or from any misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to Seller pursuant hereto or in connection with the negotiation, execution or performance hereof or (ii) any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other proceedings or investigations against any Indemnified Seller Party that relate to Buyer or the Practice in which the principal event giving rise thereto occurred after the Closing Date or which result from or arise out of any action or inaction of Buyer or any employee, agent, representative or subcontractor of Buyer after the Closing Date; and

           (b) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 5.2.

     5.3 Procedure for Indemnification Claims. If at any time a claim shall be made or threatened, or an action or proceeding shall be commenced or threatened, against a party hereto (the "Aggrieved Party") which could result in liability of the other party (the "Indemnifying Party") under its indemnification obligations hereunder, the Aggrieved Party shall give to the Indemnifying Party prompt notice of such claim, action or proceeding. Such notice shall state the basis for the claim, action or proceeding and the amount thereof (to the extent such amount is determinable at the time when such notice is given) and shall permit the Indemnifying Party to assume the defense of any such claim, action or proceeding (including any action or proceeding resulting from any such claim). Failure by the Indemnifying Party to notify the Aggrieved Party of its election to defend any such claim, action or proceeding within 15 days of receipt of such notice shall be deemed a waiver by the Indemnifying Party of its right to defend such claim, action or proceeding; provided, however, that the Indemnifying Party shall not be deemed to have waived its right to contest and defend against any claim of the Aggrieved Party for indemnification hereunder based upon or arising out of such claim, action or proceeding.

     If the Indemnifying Party assumes the defense of any such claim, action or proceeding, the obligation of the Indemnifying Party as to such claim, action or proceeding shall be limited to taking all steps necessary in the defense or settlement thereof and, to the extent the Indemnifying Party is liable for indemnification hereunder, to holding the Aggrieved Party harmless from and against any and all losses, damages and liabilities caused by or arising out of any settlement approved by the Indemnifying Party or any judgment or award rendered in connection with such claim, action or proceeding. The Aggrieved Party agrees to cooperate and make available to the Indemnifying Party all books and records and such officers, employees and agents as are reasonably necessary and useful in connection with the defense. The Aggrieved Party may participate, at its expense, in the defense of such claim, action or proceeding provided that the Indemnifying Party shall direct and control the defense of such claim, action or proceeding; provided, however, if in the reasonable opinion of the Aggrieved Party any such claim, action or proceeding involves an issue or matter which, if adversely determined, would have a materially adverse effect on the Aggrieved Party, then the Aggrieved Party shall have the right to control the defense or settlement of any such claim, action or proceeding and the additional costs and expenses so incurred by the Aggrieved Party shall be borne by the Aggrieved Party. The Indemnifying Party shall not, with respect to any such claim, action or proceeding, consent to the entry of any judgment or award, or enter into any settlement, except with the prior written consent of the Aggrieved Party, which consent shall not be unreasonably withheld; provided, however, in the case of any such judgment, award or settlement for money, it shall be a condition thereto that the Indemnifying Party shall acknowledge its obligation to indemnify the Aggrieved Party pursuant to this
Article IV; and provided, further, that any such judgment, award or settlement include, as an unconditional term thereof, the release of the Aggrieved Party from all liability by the third party claimant or plaintiff.

     5.4 Payment. Upon the determination of the liability under Section 5.3 hereof, the appropriate party shall pay to the other, as the case may be, within ten (10) days after such determination, the amount of any claim for indemnification made hereunder. The indemnification obligations hereunder shall survive the consummation of the transactions described herein and shall not be limited by any amount payable by Buyer to Seller hereunder and are subject to set-off against any other amounts owing between the parties hereunder.

     5.5 Other Rights and Remedies Not Affected. The indemnification rights of the parties under this Article V are independent of and in addition to such rights and remedies as the parties may have at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto, including, without limitation the right to seek specific performance, recision or restitution, none of which rights or remedies shall be affected or diminished hereby.

                       ARTICLE VI - POST CLOSING MATTERS

     6.1 Survival of Representations and Warranties. All representations, warranties, agreements and obligations made by the parties in this Agreement or in any certificate, schedule, document or instrument furnished hereunder or in connection with the negotiation, execution and performance of this Agreement shall survive the Closing for a period of two years from the Closing; provided, however, the representations and warranties contained in SECTIONS 3.1(G) and (K) shall survive for the applicable statute of limitations periods. Notwithstanding any investigation or audit conducted before or after the Closing Date or the decision of any party to complete the Closing, each party shall be entitled to rely upon the representations and warranties set forth herein and therein and each such representation and warranty shall be deemed to be material.

     6.2 Maintenance of Books and Records. Each of Seller and Buyer shall preserve until the fifth anniversary of the Closing Date all records possessed or to be possessed by such party relating to any of the assets, liabilities or business of the Practice prior to the Closing Date. After the Closing Date, Seller shall provide Buyer with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (i) Seller and the employees of Seller and (ii) the books of account and records of Seller, but, in each case, only to the extent relating to the assets, liabilities or business of the Practice prior to the Closing, and Buyer and its representatives shall have the right to make copies of such books and records; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of Seller; and further, provided, that, as to so much of such information as constitutes trade secrets or confidential business information of Seller, Buyer and its officers, directors and representatives will use due care to not disclose such information except (i) as required by law, (ii) with the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed, or (iii) where such information becomes available to the public generally, or becomes generally known to competitors of such party, through sources other than the requesting party, its affiliates or its officers, directors or representatives.

     6.3 Discharge of Business Obligations. From and after the Closing Date, Seller shall pay and discharge, in accordance with past practice but not less than on a timely basis, all obligations and liabilities incurred prior to the Closing Date in respect of the Practice.

     6.4 Payments Received. Seller and Buyer each agree that after the Closing they will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash) or other property that they may receive on or after the Closing which properly belongs to the other party, and will account to the other for all such receipts. From and after the Closing, Coast shall have the right and authority to endorse without recourse the name of Seller on any check or any other evidences of indebtedness received by Coast on account of the Practice and the Assets transferred to Coast hereunder.

     6.5 Audit. Buyer may cause an audit of the Unaudited Financial Statements to be conducted by Deloitte & Touche or such other auditor of Buyer's selection, the cost of which shall be borne by Buyer. Seller represents and warrants to Buyer that his books and records are accurate and complete, that the preparation of audited financial statements will not take an unreasonable amount of time or be of unreasonable cost and that the audited financial statements will not materially differ from the Unaudited Financial Statements. Seller agrees to fully cooperate with any such audit.

     6.6 Additional Actions and Documents. From and after the Closing Date, Seller will take or cause to be taken such further actions, and execute, deliver and file such further documents and instruments as Buyer may reasonably request from time to time to evidence the transfer of the Assets to Buyer and to fully effectuate the purposes and terms of this Agreement.


                          ARTICLE VII - MISCELLANEOUS

     7.1 Taxes. Seller shall pay all federal, state and local sales, documentary and other transfer taxes, if any, due as a result of the purchase, sale or transfer of the Assets in accordance therewith whether imposed by law on Seller or Buyer and Seller shall indemnify, reimburse and hold harmless Buyer in respect of the liability for payment of or failure to pay any such taxes or the filing of or failure to file any reports required in connection therewith.

     7.2 Expenses. Except as otherwise provided in this Agreement, each party hereto shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions hereof and the consummation of the transactions contemplated hereby.

     7.3 Contents of Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. It shall not be amended or modified, and no provision hereof shall be waived, except by written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

     7.4 Assignment and Binding Effect. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the permitted successors and assigns of the parties.

     7.5 Waiver. No delay or failure on the part of either party in exercising any right hereunder, and no partial or single exercise hereof, will constitute a waiver of such right or of any other right hereunder.

     7.6 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by overnight, registered or certified mail, postage prepaid, as follows:

     If to Coast or P.A., to:

     Coast Dental Services, Inc.
     6200 Courtney Campbell Causeway
     Suite 690
     Tampa, Florida 33607
     Attention: Joseph R. Smith

     With a copy to:

     Darrell C. Smith, Esquire
     Shumaker, Loop & Kendrick
     Suite 2800, Barnett Plaza
     101 East Kennedy Blvd.
     Tampa, Florida 33602

     If to Seller to:

     Laurence E. Fendrich
     16406 Millan de Avila
     Tampa, Florida 33613

     With a copy to:

     Kenneth K. Bezozo, Esquire
     Haynes and Boone, L.L.P.
     901 Main Street, Suite 3100
     Dallas, Texas 75202

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so personally delivered or three (3) business days after being deposited in the U.S. mail.

     7.7 Governing Law This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Florida.

     7.8 No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and, in the case of Article V hereof, the other Indemnified Parties, and their heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other persons.

     7.9 Headings, Gender and "Person". All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires. Any reference to a "person" herein shall include an individual, firm, corporation, partnership, trust, governmental authority or body, association, unincorporated organization or any other entity.


     7.10 Schedules and Exhibits. All Schedules and Exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement.

     7.11 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     7.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all of which counterparts when taken together shall constitute but one and the same instrument.

     7.13 Rules of Construction. The rules of construction which require the terms of an agreement to be construed most strictly against the drafter of such an agreement are hereby waived and relinquished by each party.

     7.14 Brokerage. Each of the parties hereto represents and warrants to the others that no broker is entitled to any commission or similar fee in connection with the making and carrying out of this Agreement, except for Aftco Associates, the payment of fees of which are the sole responsibility of Seller.

     7.15 Confidentiality of Agreement. The parties agree not to make any public announcement with regard to the transaction contemplated by this Agreement without the prior written consent of the other party until after the Closing Date.


            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                           "SELLER"

                           WEST COAST DENTAL, P.A.


                           By:  /s/  LAURENCE E. FENDRICH, D.M.D.
                               ----------------------------------
                               Laurence E. Fendrich, D.M.D.

                           "FENDRICH"


                           By: /s/  LAURENCE E. FENDRICH, D.M.D.
                               ----------------------------------
                               Laurence E. Fendrich, D.M.D.

                           "COAST"

                           COAST DENTAL SERVICES, INC.


                           By: /s/  TEREK DIASTI
                               ----------------------------------
                               Terek Diasti, President

                           "P.A."

                           COAST FLORIDA P.A.


                           By: /s/  ADAM DIASTI
                               ----------------------------------
                               Adam Diasti, President

                               LIST OF SCHEDULES



                   SCHEDULE 1.1               ASSETS
                   SCHEDULE 1.2.1             PROMISSORY NOTE
                   SCHEDULE 1.2.2             ALLOCATION OF PURCHASE PRICE
                   SCHEDULE 1.3               ASSUMED CONTRACTS
                   SCHEDULE 2.2(A)            BILLS OF SALE
                   SCHEDULE 2.2(B)            ASSIGNMENTS OF LEASES
                   SCHEDULE 2.2(C)            COVENANT NOT TO COMPETE
                   SCHEDULE 3.1(L)            EMPLOYEES
                   SCHEDULE 3.1(P)            REAL PROPERTY